Exhibit 99.1

MARTIN MIDSTREAM PARTNERS ANNOUNCES CHANGES TO BOARD OF DIRECTORS

     KILGORE, Texas, May 27, 2005 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today that, effective immediately, Richard D. Waters, Jr. has resigned from his position as a member of the Board of Directors of Martin Midstream GP LLC, the general partner of Martin Midstream Partners. MMLP also announced that Howard Hackney has been appointed to fill the vacancy on the Board created by the resignation of Mr. Waters. Mr. Hackney was appointed to the Audit, Compensation, Conflicts and Nominating Committees of the Board.

     Upon Mr. Hackney’s appointment, three of the five members of the Board will be independent under the standards of the Securities and Exchange Commission and the NASD.

     Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of Martin Midstream Partners, said “All of us here at Martin would like to thank Rick Waters for his valuable and dedicated service to the Company. We are very excited about the addition of Howard Hackney to the Board. We fully expect that his experience and insight will complement and enhance our Board’s oversight of the Company.”

     Mr. Hackney currently serves as a director of Texas Bank and Trust of Longview, Texas and Federal Home Loan Bank of Dallas, Texas. His past experience includes service as the President of Texas Bank and Trust of Longview, Texas, President of Bank One of Longview, Texas, President and a director of Merchant and Planters National Bank of Sherman, Texas and Executive Vice President and a director of Capital National Bank of Houston, Texas. Mr. Hackney received a BBA and MBA from Southern Methodist University.

About Martin Midstream Partners

     Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on the Company’s website at www.martinmidstream.com.

Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Contacts:

     Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, the Company’s general partner at (903) 983-6200.

2